Exhibit 99.1

Contacts: Alnylam Pharmaceuticals, Inc. Christine Regan Lindenboom (Investors and Media) 617-682-4340 Josh Brodsky (Investors) 617-551-8276 Manmeet Soni (Investors) 617-682-4260

Alnylam Pharmaceuticals Prices Public Offering of Common Stock

CAMBRIDGE, Mass. January 14, 2019 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock at a public offering price of $77.50 per share. The gross proceeds to Alnylam from the offering, before deducting the underwriting discounts and commissions and other estimated offering expenses, are expected to be approximately $387,500,000. The offering is expected to close on or about January 17, 2019, subject to the satisfaction of customary closing conditions. In addition, Alnylam has granted the underwriter a 30-day option to purchase up to an additional 750,000 shares of its common stock solely to cover over-allotments. All of the shares in the offering are to be sold by Alnylam.

Barclays Capital Inc. is acting as sole book-running manager for the offering.

Alnylam intends to use the net proceeds from this offering for general corporate purposes, including advancing the ongoing commercialization of ONPATTRO® (patisiran) in the United States and Europe and, assuming favorable regulatory reviews, the potential expansion into additional countries, development efforts directed towards the potential expansion of the ONPATTRO label in the United States, continuing to advance its late stage clinical pipeline and preparing for the potential global launch of several additional products, continuing investment in its early stage pipeline, including its CNS and ocular programs, clinical trial costs and other research and development expenses, continued growth of its manufacturing, quality, commercial and medical affairs capabilities to support its commercialization efforts, potential acquisitions, investments or licenses in businesses, products or technologies that are complementary to Alnylam’s business, working capital, capital expenditures and general and administrative expenses.

The securities described above are being offered by Alnylam pursuant to an automatically effective shelf registration statement that Alnylam previously filed with the Securities and Exchange Commission (SEC).

A registration statement (including a base prospectus and a preliminary prospectus supplement) relating to these securities has been filed with the SEC and has become effective. Before you invest, you should read these and other documents Alnylam has filed with the SEC for more complete information about Alnylam and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

The offering will be made only by means of a prospectus supplement and related prospectus. Copies of the preliminary prospectus supplement and, when available, the final prospectus supplement and the accompanying base prospectus relating to the offering may be obtained by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; barclaysprospectus@broadridge.com (phone 888-603-5847).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Alnylam Pharmaceuticals

Alnylam (Nasdaq:ALNY) is leading the translation of RNA interference (RNAi) into a new class of innovative medicines with the potential to improve the lives of people afflicted with rare genetic, cardio-metabolic, hepatic infectious, and central nervous system (CNS)/ocular diseases. Based on Nobel Prize-winning science, RNAi therapeutics represent a powerful, clinically validated approach for the treatment of a wide range of severe and debilitating diseases. Founded in 2002, Alnylam is delivering on a bold vision to turn scientific possibility into reality, with a robust discovery platform. ONPATTRO® (patisiran) lipid complex injection, available in the U.S. for the treatment of the polyneuropathy of hereditary transthyretin-mediated (hATTR) amyloidosis in adults, is Alnylam’s first U.S. FDA-approved RNAi therapeutic. In the EU, ONPATTRO is approved for the treatment of hATTR amyloidosis in adults with stage 1 or stage 2 polyneuropathy. Alnylam has a deep pipeline of investigational medicines, including three product candidates that are in late-stage development. Looking forward, Alnylam will continue to execute on its “Alnylam 2020” strategy of building a multi-product, commercial-stage biopharmaceutical company with a sustainable pipeline of RNAi-based medicines to address the needs of patients who have limited or inadequate treatment options. Alnylam employs over 1,000 people worldwide and is headquartered in Cambridge, MA.

Alnylam Forward-Looking Statements

Statements in this release concerning Alnylam’s future expectations, plans and prospects, including, without limitation, statements about Alnylam’s proposed public offering, intended use of proceeds and Alnylam’s expectations regarding future company achievements, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, risks related to fluctuations in our stock price, those associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the SEC and in other filings that Alnylam makes with the SEC. There can be no assurance that Alnylam will be able to complete the proposed public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.